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PROXY                                                                PROXY

                                   FDP CORP.

                 Solicited On Behalf of the Board of Directors

           PROXY FOR SPECIAL MEETING OF SHAREHOLDERS, APRIL 28, 1999

  The undersigned hereby constitutes and appoints Michael C. Goldberg and Albert
J. Schiff, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the special meeting of shareholders of FDP Corp. to be held on the 26 day of February, 1999, and at any postponement or adjournment thereof, and to vote all of the shares of FDP Corp. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

  This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named herein intend to vote FOR the approval of the Agreement and Plan of Reorganization and the merger, as described in the accompanying Proxy Statement/Prospectus.

  A majority of said attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters described in the Proxy
Statement/Prospectus.

            (Continued and to be signed and dated on reverse side)

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[X]  Please mark your
     votes as in this example.


The Board of Directors recommends a vote "FOR" proposal 1.

1. Approval of Agreement and Plan of Reorganization and merger pursuant to which FDP Corp. will be merged with and into Development Corp., a wholly owned subsidiary of SunGard Data Systems Inc., and shareholders of FDP Corp., would receive common stock of SunGard Data Systems Inc., as more fully described in the accompanying Proxy Statement/Prospectus.


        FOR                     AGAINST                 ABSTAIN
        [_]                       [_]                     [_]


2. To transact such other business as may properly come before the Special Meeting.

Receipt of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus dated January [ ], 1999 is hereby acknowledged.

Please sign exactly as your name or names appear hereon, including any official position or representative capacity.

Signature(s): __________ Date: ___________ Signature(s): ________ Date: ________

Please date and sign this proxy and return it promptly in the enclosed postage paid envelope.